EXHIBIT 99.1

BasaFlex™ Rebar	Hurricane Bar®

MEDIA RELEASE

For Immediate Release:  July 27, 2020

For more information:  Dave Anderson, EVP/COO

(954) 532-4653 Ext. 102

Basanite Industries, LLC Announces Award of a $50 Million+ Five-Year Exclusive Supplier Agreement with MEP® Consulting Engineers, Inc.

POMPANO BEACH, FL, July 27, 2020 (OTC NEWSWIRE) Basanite Industries, LLC (hereafter referred to as “Basanite”) today announced that it has entered into an Exclusive Supplier Agreement with MEP® Consulting Engineers, Inc., to be the exclusive provider of Basalt Fiber Reinforced Polymer (“BFRP”) Reinforcing Bar (Composite Rebar) and other BFRP products to the Florida-based construction engineering and design community.

“We have worked really hard to get to this point – our first truly significant supply agreement” said Simon R. Kay, Acting Interim President and CEO of Basanite.  “MEP® is a great company with an excellent brand name and a top-level team.  MEP® is also an industry leader in promoting the use of sustainable composite products, especially Basalt fiber products, in the engineering and construction industry.  We believe this agreement is key to unlocking Basanite’s growth potential in all the markets we serve and should allow us to begin to accelerate the construction industry’s move towards BFRP products as we become fully operational.”

Under the terms of the five-year agreement, MEP® (a member of the US Green Building Council) will exclusively utilize Basanite to manufacture and supply BFRP Rebar products, including Basanite’s BasaFlex™ and other proprietary products.  Basanite will also exclusively manufacture Hurricane Bar®, an MEP®-designed BFRP Rebar product, designed and engineered specifically for structural applications.

2041 NW 15th Avenue  I  Pompano Beach, FL 33069  I  954.532.4653
www.BasaniteIndustries.com

Additionally, Basanite and MEP® will work together to design, develop and certify advanced, solutions based BFRP products for the construction industry during the term of the agreement.

Rey J. Rubio, Vice-President and Senior Engineer of MEP® stated: “Both MEP® and Basanite are focused on the future of the construction industry, with the application of advanced composites and innovative technologies.  These new, ultra-efficient building materials will allow MEP® to bring the highest standards of innovation, sustainability and safety to every project. Vertically integrating and combining the strengths of MEP® and Basanite via this agreement will enable us to begin to change the way the world designs and constructs buildings and structures.”

MEP® will employ its construction engineering expertise to design building structures focused on the use of BasaFlex™, Hurricane Bar®, and other Basanite manufactured BFRP products, advancing the use of high strength, eco-friendly, alternative reinforcing materials for the construction industry. MEP® will also employ its sales and marketing expertise to distribute Basanite manufactured materials to the construction industry worldwide. The total value of the agreement is expected to exceed US $50 million over the five-year term although there is no guaranteed minimum value, and assuming Basanite is able to successfully execute its business plan.

Basanite has begun the process to expand its current operational capacity and expects to be fully staffed for full single shift operations by mid-August.  Further, because of strong market demand indications, the company is planning for two-shift operations prior to the end of 2020. And with impending major orders led by MEP®, Basanite is working towards a significant plant capacity expansion for early in 2021.

BasaFlex™: is an enhanced basalt fiber reinforced polymer (BFRP) rebar, engineered to add intrinsic value in a concrete structure by eliminating corrosion problems associated with typical steel reinforcement – saving both time and money over the lifecycle (or extended lifecycle) of a concrete structure.  BasaFlexTM: has a 50-year design life; is non-corrosive; is just 25% of the weight of steel but has a strength to weight ratio 2.5 times greater; is transparent to magnetic fields, radar frequencies and other high electro-magnetic fields; is both electrically and thermally non-conductive; and is easy to use and much safer to handle on the job site.

About MEP®: MEP® Consulting Engineers, Inc. is a forward-thinking construction engineering firm based in Miami, FL.  MEP®’s focus is designing efficient building structures that impact communities in a positive way, by using sustainable building materials and standards. To that end, MEP® is engaged in advanced research and development projects and works in conjunction with the University of Miami to assist their research efforts.  The primary focus of this R&D effort is to advance the use of unique, sustainable and unconventional materials, especially products using Basalt fiber reinforced polymers.

About Basanite: Basanite Industries, LLC, a wholly owned subsidiary of Basanite, Inc. (OTCQB: BASA), a publicly traded company with primary interests in the manufacture of composite reinforcement products made from Basalt fiber reinforced polymers.  Basanite Industries is positioned to become the industry leading supplier of engineered BFRP composite products for the concrete industry.

Forward-looking statements: This release contains the company's forward-looking statements which are based on management's current expectations and assumptions as of July 27, 2020, regarding the company's business and performance, its prospects, current factors, the economy, and other future conditions and forecasts of future events, circumstances, and results and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,”

2041 NW 15th Avenue  I  Pompano Beach, FL 33069  I  954.532.4653
www.BasaniteIndustries.com

“goal,” “feel,” "may," “plan,” "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this release involve substantial risks and uncertainties that could cause future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  All forward-looking statements in this press release reflect Basanite’s current analysis of existing trends and information and represent Basanite’s judgment only as of the date of this press release.  Actual results may differ materially from current expectations based on a number of factors affecting Basanite’s business.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Basanite (including the risk of us continuing as a going concern), please see our Annual Report on Form 10-K for the year ended December 31, 2019, including but not limited to the discussion under "Risk Factors" therein, which we filed with the Securities and Exchange Commission on April 6, 2020 and may be viewed at http://www.sec.gov.

2041 NW 15th Avenue  I  Pompano Beach, FL 33069  I  954.532.4653
www.BasaniteIndustries.com